                         PRELIMINARY PRICING SUPPLEMENT
                             SUBJECT TO COMPLETION
                               DATED JUNE 10, 2002



PROSPECTUS                                       Preliminary Pricing Supplement No.
Dated April 9, 2002                              Dated
PROSPECTUS SUPPLEMENT                            Rule 424(b)(3)-Registration Statement
Dated April 16, 2002                             No. 333-84462


                      GENERAL ELECTRIC CAPITAL CORPORATION
                       GECC Extendible Monthly Securities

     The floating rate notes described in this pricing supplement, which we refer to as the GECC Extendible Monthly Securities (the "Notes"), will mature on the initial maturity date, unless the Maturity of all or any portion of the principal amount of the Notes is extended in accordance with the procedures described below. In no event will the Maturity of the Notes be extended beyond the Final Maturity Date.

     During the notice period relating to each election date, you may elect to extend the Maturity of all or any portion of the principal amount of your Notes so that the Maturity of your Notes will be extended to the date occurring 366 calendar days from and including the __th day of the next succeeding month. However, if that 366th calendar day is not a Business Day, the Maturity of your Notes will be extended to the immediately preceding Business Day. The election dates will be the __th calendar day of each month from July 2002 to June 2006 inclusive, whether or not any such day is a Business Day.

     You may elect to extend the Maturity of all of your Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof. To make your election effective on any election date, you must deliver a notice of election during the notice period for that election date. The notice period for each election date will begin on the fifth Business Day prior to the election date and end on the election date, however, if that election date is not a Business Day, the notice period will be extended to the following Business Day. Your notice of election must be delivered to the Trustee for the Notes, through the normal clearing system channels described in more detail below, no later than 12:00 noon, New York City time, on the last Business Day in the notice period relating to the applicable election date. Upon delivery to the Trustee of a notice of election to extend the Maturity of the Notes or any portion thereof during any notice period, that election will be revocable during each day of such notice period, until 12:00 noon, New York City time, on the last Business Day in the notice period relating to the applicable election date, at which time such notice will become irrevocable.

     If, with respect to any election date, you do not make an election to extend the Maturity of all or any portion of the principal amount of your Notes, the principal amount of the Notes for which you have failed to make such an election will become due and payable on the initial maturity date, or any later date to which the Maturity of your Notes has previously been extended. The principal amount of the Notes for which such election is not exercised will be represented by a note issued on such election date. The note so issued will have the same terms as the Notes, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the date that is 366 calendar days from and including such election date or, if such 366th calendar day is not a Business Day, the immediately preceding Business Day. The failure to elect to extend the Maturity of all or any portion of the Notes will be irrevocable and will be binding upon any subsequent holder of such Notes.

                                          (GECC Extendible Monthly Securities)
                                          Page 2
                                          Preliminary Pricing Supplement No.
                                          Dated
                                          Rule 424(b)(3)-Registration Statement
                                          No. 333-84460


     The Notes will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at a rate determined for each Interest Reset Period by reference to the base rate, based on the index maturity, plus the applicable spread for the applicable Interest Reset Date. We describe how floating rates are determined and calculated in the section called "Interest and Interest Rates - Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

     The Notes will be issued in registered global form and will remain on deposit with the Depositary for the Notes. Therefore, you must exercise the option to extend the Maturity of your Notes through the Depositary. To ensure that the Depositary will receive timely notice of your election to extend the Maturity of all or a portion of your Notes, so that it can deliver notice of your election to the Trustee prior to 12:00 noon, New York City time, on the last Business Day in the notice period, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the Depositary of your election to extend the Maturity of your Notes in accordance with the then applicable operating procedures of the Depositary.

     The Depositary must receive any notice of election from its participants no later than 12:00 noon (New York City time) on the last Business Day in the notice period for any election date. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary. If the election date is not a Business Day, notice of your election to extend the maturity date of your Notes must be delivered to the Depositary by its participants no later than 12:00 noon (New York City time) on the first Business Day following the election date.

     The Notes will initially be limited to $      in aggregate principal
amount. We may create and issue additional floating rate notes with the same terms as the Notes so that such additional floating rate notes will be combined with this initial issuance of Notes.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

                                           (GECC Extendible Monthly Securities)
                                           Page 3
                                           Preliminary Pricing Supplement No.
                                           Dated
                                           Rule 424(b)(3)-Registration Statement
                                           No. 333-84460


Trade Date:   June __, 2002

Settlement Date (Original Issue Date): June __, 2002

Initial Maturity Date:              July __, 2003, or if such day is not a
                                    Business Day, the immediately  preceding
                                    Business Day.
Final Maturity Date:                July __, 2007, or if such day is not a
                                    Business Day, the immediately  preceding
                                    Business Day.

Principal Amount (in Specified Currency):

Price to Public (Issue Price):  100%

Agent's Discount or Commission:

Net Proceeds to Issuer (in Specified Currency):

Interest Rate:
     Interest Calculation:
     |X| Regular Floating Rate
     |_| Inverse Floating Rate
     |_| Other Floating Rate

     Interest Rate Basis:  |_| CD Rate   |_| Commercial Paper Rate
     |_| Federal Funds Rate (See "Additional Terms - Interest" below)
     |X| LIBOR   |_| Prime Rate  |_| Treasury Rate
     |_| Other (See "Additional Terms - Interest" below)

Spread: The table below indicates the applicable spread for the Interest Reset Dates occurring during each of the indicated periods.

For Interest Reset Dates occurring:         Spread:
-----------------------------------         -------
From the original issue date
to and including June 2003                  Plus   %

From and including July 2003 to

and including June 2004                     Plus   %

From and including July 2004 to

and including June 2005                     Plus   %

From and including July 2005 to

and including June 2006                     Plus   %

From and including July 2006 to

and including June 2007                     Plus   %

                                          (GECC Extendible Monthly Securities)
                                          Page 4
                                          Preliminary Pricing Supplement No.
                                          Dated
                                          Rule 424(b)(3)-Registration Statement
                                          No. 333-84462



     Spread Multiplier:  N/A

     Index Maturity:  One Month     Index Currency: U.S. Dollar

     Maximum Interest Rate:  N/A    Minimum Interest Rate:  N/A



     Interest Payment Period:       Monthly. See also "Interest Payment Dates."

     Interest Payment Dates:        The __th day of each month, commencing July __, 2002.
                                    The final interest payment date for any
                                    Notes maturing prior to the Final Maturity
                                    Date will be the relevant Maturity Date, and
                                    interest for the final interest payment
                                    period will accrue from and including the
                                    interest payment date in the month
                                    immediately preceding such relevant Maturity
                                    Date to but excluding the Maturity Date.

     Initial Interest Rate:         ____ LIBOR, plus ____% to be determined two London
                                    Business Days prior to the Original Issue Date.

     Initial Interest Reset Date:   July __, 2002

     Interest Reset Dates:          The __th day of each month, commencing July __, 2002

     Interest Reset Periods:        The first  interest reset period will be the period from and including July __,
                                    2002  to  but  excluding  the  immediately   succeeding  Interest  Reset  Date.
                                    Thereafter,  the interest  reset periods will be the periods from and including an Interest  Reset Date to but excluding the  immediately  succeeding  Interest
                                    Reset  Date;  provided  that the  final  interest  reset  period  for any Notes maturing  prior  to the  Final  Maturity  Date  will  be the  period  from  and including  the  Interest  Reset  Date in the month  immediately  preceding  the relevant Maturity Date of such Notes to the relevant Maturity Date.

     Interest Determination Dates:  Two London Business Days prior to the Interest  Reset Dates.

     Election Dates and Notice Periods:     The election date shall be the __th
                                            calendar day of each month from July
                                            2002 to June 2006 inclusive, whether
                                            or not such day is a Business Day.
                                            The notice period for each election
                                            date will begin on the fifth
                                            Business Day prior to the election
                                            date and end on the election date,
                                            however, if that election date is
                                            not a Business Day, the notice
                                            period will be extended to the
                                            following Business Day.

                                           (GECC Extendible Monthly Securities)
                                           Page 5
                                           Preliminary Pricing Supplement No.
                                           Dated
                                           Rule 424(b)(3)-Registration Statement
                                           No. 333-84462

Form of Notes:
-------------

     |X| DTC registered        |_| non-DTC registered

Repayment, Redemption and Acceleration:
--------------------------------------

     Optional Repayment Date:  N/A
     Annual redemption Percentage Reduction:  N/A

     Initial Redemption Date:  N/A
     Initial Redemption Percentage:  N/A

Original Issue Discount
-----------------------

     Amount of OID:  N/A
     Interest Accrual Date:  N/A

Yield to Maturity:  N/A
Initial Accrual Period OID:  N/A

Amortizing Notes:
----------------

     Amortization Schedule:  N/A

Dual Currency Notes:
-------------------

     Face Amount Currency:  N/A
     Optional Payment Currency:  N/A
     Designated Exchange Rate:  N/A

Indexed Notes:
-------------

Currency Base Rate:  N/A

Calculation Agent:   JPMorgan Chase Bank

CUSIP No.:

Additional Information:
----------------------

      General.
      -------

     At December 31, 2001, the Company had outstanding indebtedness totaling $230.598 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2001 excluding subordinated notes payable after one year was equal to $229.725 billion.

                                           (GECC Extendible Monthly Securities)
                                           Page 6
                                           Preliminary Pricing Supplement No.
                                           Dated
                                           Rule 424(b)(3)-Registration Statement
                                           No. 333-84462


Consolidated Ratio of Earnings to Fixed Charges.
-----------------------------------------------

      The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:



                           Year     Ended                    Three Months Ended
                           --------------                    ------------------
                           December 31,                       March 30, 2002
                           ------------                       --------------

1997        1998        1999         2000        2001
----        ----        ----         ----        ----
1.48        1.50        1.60         1.52        1.72              1.43


Plan of Distribution:
--------------------

The Notes are being purchased severally by Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters"), as principal, in the respective amounts set forth below at __% of their aggregate principal amount less an underwriting discount equal to ___% of the principal amount of the Notes. GECC Capital Markets Group, Inc. is acting as agent (the "Agent") in connection with the distribution of the Notes. The Agent will receive a selling commission equal to ____ % of the principal amount of the Notes.



Underwriter/Agent                                              Principal Amount of Notes
-----------------                                              -------------------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated           $
-------------------------------------------------------------------------------------------
Morgan Stanley & Co. Incorporated                            $
-------------------------------------------------------------------------------------------
GECC Capital Markets Group Inc.                              $
-------------------------------------------------------------------------------------------
Total                                                        $
-------------------------------------------------------------------------------------------

The Company has agreed to indemnify the Underwriters and the Agent against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.

United States Federal Taxation:

         The following discussions are based on the opinion of Sidley Austin Brown & Wood LLP, the Company's special tax counsel ("Special Tax Counsel").

         An election to extend the maturity of all or any portion of the principal amount of the Notes in accordance with the procedures described above should not be a taxable event for U.S. federal income tax purposes. Special Tax Counsel has reached this conclusion based, in part, upon the Treasury regulations governing original issue discount on debt instruments (the "OID Regulations").

         Pursuant to Treasury regulations governing modifications to the terms of debt instruments (the "Modification Regulations"), the exercise of an option by a holder of a debt instrument to defer any scheduled payment of principal is a taxable event if, based on all the facts and circumstances, such deferral is considered material under the Modification Regulations. The Modification Regulations do not specifically address the unique features of the Notes (including their economic equivalence to a five-year debt instrument containing put options). However, under the OID Regulations, for purposes of determining the yield and maturity of a debt instrument that provides the holder with an

                                           (GECC Extendible Monthly Securities)
                                           Page 7
                                           Preliminary Pricing Supplement No.
                                           Dated
                                           Rule 424(b)(3)-Registration Statement
                                           No. 333-84462


unconditional option or options, (GECC Extendible Monthly Securities) exercisable on one or more dates during the term of the debt instrument, that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule or schedules (e.g., an option to extend the maturity of the debt instrument), a holder is deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the debt instrument. Since the Spread will periodically increase during the term of the Notes from an initial amount equal to ___% to an amount equal to ___% for Interest Reset Dates occurring from and including July __, 2006 to and including June __, 2007, under these rules, as of the Original Issue Date, original holders of the Notes should be deemed to elect to extend the maturity of all of the principal amount of the Notes to the Final Maturity Date in accordance with the procedures described above. Accordingly, under these rules, the Final Maturity Date should be treated as the maturity date of the Notes. Although it is unclear how the OID Regulations should apply in conjunction with the Modification Regulations to the Notes, Special Tax Counsel is of the opinion that, based upon the OID Regulations, an election to extend the maturity of all or any portion of the principal amount of the Notes in accordance with the procedures described above should not be a taxable event for U.S. federal income tax purposes. In addition, the Notes should not constitute contingent payment debt instruments that would be subject to certain Treasury regulations governing contingent payment obligations (the "Contingent Payment Regulations").

         Under the treatment described above, the Notes will be treated as having been issued with de minimis original issue discount. Therefore, the Notes will not constitute OID Notes.

         Prospective investors should note that no assurance can be given that the IRS will accept, or that the courts will uphold, the characterization and the tax treatment of the Notes described above. If the IRS were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the Notes is a taxable event for U.S. federal income tax purposes, then Special Tax Counsel has indicated that you would be required to recognize any gain inherent in the Notes at such time upon the exercise of such election. Also, if the IRS were successful in asserting that the Notes were subject to the Contingent Payment Regulations, Special Tax Counsel has indicated that the timing and character of income thereon would be affected. Among other things, you may be required to accrue original issue discount income, subject to adjustments, at a "comparable yield" on the issue price. Furthermore, any gain recognized with respect to the Notes would generally be treated as ordinary income. The foregoing is a summary of the views of Special Tax Counsel to the Company and is not to be construed as tax advice for investors. Prospective investors should consult their tax advisor regarding the U.S. federal income tax consequences of investment in, and extending the maturity of, the Notes.

         Prospective investors should also consult the summary describing the principal U.S. federal income tax consequences of the ownership and disposition of the Notes contained in the section called "United States Tax Considerations" in the accompanying Prospectus Supplement.